EXHIBIT 5.1

Adams and Reese LLP

4400 One Houston Center

1221 McKinney

Houston, Texas 77010

January 27, 2005

W&T Offshore, Inc.

3900 North Causeway Blvd.

One Lakeway Center, Suite 1200

Metairie, LA 70002

Re:	W&T Offshore, Inc.—Initial Public Offering Commission File No. 333-115103

Ladies and Gentlemen:

We have acted as special counsel to W&T Offshore, Inc., a Texas corporation (the “Company”), in connection with the preparation of its Registration Statement No. 333-115103 on Form S-1 (the Registration Statement”) that the Company filed with the Securities and Exchange Commission with respect to an offer by certain selling shareholders as described in the Registration Statement of 12,655,263 shares of the Company’s common stock, par value $.00001 (14,553,552 shares if the underwriters’ overallotment option is exercised in full) (the “Selling Shareholder Shares”). The Company Shares and the Selling Shareholder Shares will be sold pursuant to the terms and conditions of an underwriting agreement to be executed by the Company, the Attorney-in-Fact for selling shareholders and Lehman Brothers, on behalf of the underwriters. At the Company’s request, we are furnishing this opinion to the Company for filing as Exhibit 5 to the Registration Statement.

In our capacity as special counsel, we have examined the Company’s Amended and Restated Articles of Incorporation, filed as Exhibit 3.1 of the Registration Statement, and Amended and Restated Bylaws, filed as Exhibit 3.2 of the Registration Statement; originals and copies of the Company’s corporate records as certified to us by the Company’s management; certificates of public officials; statutes and other instruments and documents as a basis of the opinions hereinafter expressed. In giving our opinions, we have relied upon certificates of the Company, the Selling Shareholders and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.	W&T Offshore, Inc. is a corporation duly incorporated and validly existing in good standing under the laws of the State of Texas.

2.	The Company Shares, when issued and sold upon the terms described in the Registration Statement, will be and the Selling Stockholder Shares, are duly authorized, validly issued, fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.     We express no opinion as to the laws of any jurisdiction other than the laws of the State of Texas and the federal securities laws, as each is in effect on the date hereof.

B.     This letter is limited to the matters stated herein, and no opinions are implied or may be inferred beyond the opinions expressly stated. This letter speaks as of its date, and we undertake no, and hereby disclaim any, obligation to update this letter.

W&T Offshore, Inc.

January 27, 2005

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters”. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

ADAMS AND REESE